Exhibit 10.1

SALE AND PURCHASE AGREEMENT

AGREEMENT made this 17th day of April, 2025, by and between ORANGE BANK & TRUST COMPANY, a New York banking corporation having an address at 212 Dolson Avenue, Middletown, New York 10940 (hereinafter referred to as “Seller”), and JRTN PROPERTIES LLC having an address at 8 Parsons Way, Slate Hill, New York 10973, (hereinafter referred to as “Purchaser”).

1. Sale and Purchase.  Subject to, and in accordance with, the terms, covenants and conditions set forth in this Agreement, Seller agree to sell and convey, and Purchaser agrees to purchase and accept, all that certain plot(s), piece(s) or parcel)s) of land, with buildings and improvements thereon, if any, erected, situate, lying and being in the Town of Wallkill, County of Orange, State of New York, being known as vacant parcel 1-21 Trust Way (tax map designation 50-2-60) being furthered referred to as Lot #2 on a map entitled “Site Plan and 3 Lot Subdivision, Orange County Trust Company” filed in the Orange County Clerk’s Office on February 13, 1996 and hereinafter referred to a Lot #2 on the filed map; and improved parcel 33 Trust Way (tax map designation 50-2-59), Town of Wallkill, Orange County, New York being furthered referred to as Lot #1 on a map entitled “Site Plan and 3 Lot Subdivision, Orange County Trust Company” filed in the Orange County Clerk’s Office on February 13, 1996 and hereinafter referred to a Lot #1 on the filed map.  Lots # 1 & 2 on the filed map are collectively referred to as “the Premises”.  Lot #3 on the filed map (tax map designation 50-2-61 is excluded and not a part of this transaction and shall be retained by Seller. This sale also includes all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Premises, to the centerline thereof.  Seller shall execute and deliver to Purchaser, on Closing, as hereinafter defined, or thereafter, on demand, all proper instruments for the conveyance of such title to the Premises.
a. Purchase Price.  The purchase price is Two Million Five Hundred Thirty-Five Thousand and 00/100 Dollars ($2,535,000.00) (the “Purchase Price”), payable by Purchaser to Seller as follows: Two Hundred Thousand and 00/100 Dollars ($200,000.00) upon the execution of this Agreement, by check subject to collection or wire transfer of immediately available federal funds, the receipt of which is hereby acknowledged (the “Deposit”), which shall be held in trust in accordance with the provisions of paragraph 1.b and 1.c below;
i.  Subject to the adjustments provided for herein, Two Million Three Hundred Thirty-Five Thousand and 00/100 Dollars ($2,335,000.00) (the “Balance”) upon Closing, by unendorsed bank cashier’s checks drawn on a bank that is a member of the New York Clearing House Association and payable to the order of Seller or such persons as may be designated by Seller or, at the option of Seller, by wire transfer of immediately available federal funds to Seller’ account or the accounts of such persons as may be designated by Seller at banks or trust companies specified by Seller (which checks or federal funds are referred to together and alternatively as the “Bank Checks”).

b. Deposit In Trust.  The Deposit shall be non-refundable to Purchaser unless Seller cannot deliver title in the condition required pursuant to this Agreement and shall be deemed to have been made to Seller by payment thereof to Blustein, Shapiro, Frank & Barone, LLP (the “Escrow Agent”), and shall be held in trust by the Escrow Agent, in the Escrow Agent’s non-interest bearing IOLA account, maintained at Orange Bank & Trust Company, 212 Dolson Avenue, Middletown, New York 10940; or (ii) ten (10) business days after Purchaser shall provide notice to Escrow Agent that Purchaser is entitled to a refund thereof and the basis therefor, then, provided Seller shall not have notified Escrow Agent within said ten (10) business days that it disputes Purchaser’s claims, Escrow Agent shall deliver the Deposit, to Purchaser; (iii) ten (10) business days after Escrow Agent shall provide Purchaser a copy of Seller’s notice to the effect that Purchaser has failed to perform its obligations under this Agreement and Sellers are entitled to delivery of the Deposit and setting forth the basis therefore, then, provided Purchaser shall not have notified Escrow Agent within said ten (10) business days that it disputes Sellers’ claims, Escrow Agent shall deliver the Deposit  to Seller; (iv) the issuance by a court of competent jurisdiction of a judgment, order or decree directing the delivery of the Deposit in which event the Escrow Agent shall deliver the Deposit in accordance with such judgment, order or decree; (v) receipt by Escrow Agent of a written agreement of Seller and Purchaser directing the disposition of the Deposit, in which event the Escrow Agent shall deliver the Deposit in accordance therewith.
c. Escrow Agent’s Responsibilities.
i.  Escrow Agent shall act, with respect to the Deposit, as a stakeholder only.  Escrow Agent shall not be joined as a party in any litigation, suit or proceeding seeking delivery of the Deposit to a particular party hereunder, other than as a stakeholder for the purpose of depositing the Deposit into Court, and shall not be liable for the payment of any interest or court costs in any action that may be brought to recover the moneys held by it or any part thereof, unless Escrow Agent shall fail or refuse to pay over any moneys pursuant to a judgment, order or decree of any court of competent jurisdiction that is final beyond possibility of appeal.
ii.  Escrow Agent shall deposit the Deposit in its non-interest-bearing IOLA Account maintained at Orange Bank & Trust Company, 212 Dolson Avenue, Middletown, New York 10940.
iii.  Seller and Purchaser acknowledge that the duties of the Escrow Agent are only such as are herein specifically set forth, and except as expressly stated otherwise, such duties are purely ministerial in nature.  The Escrow Agent shall have no responsibility for determining the due authorization, execution and delivery of any of the documents delivered to it or the genuineness of any of the signatures thereon.  The Escrow Agent may rely upon and shall be protected in acting or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed by the proper party or parties.  In the event that the Escrow Agent shall be uncertain as to the Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller which, in the Escrow Agent’s opinion, are in conflict with any of the provisions hereof, the Escrow Agent shall be entitled to hold and apply the Deposit pursuant to paragraph 1.b or paragraph 1.c., and may decline to take any other action.  After delivery of the Deposit in accordance herewith, the Escrow Agent shall have no further liability or obligation of any kind whatsoever.
iv.  The Escrow Agent shall not be bound by any agreement, other than this Agreement between Seller and Purchaser, whether or not it has knowledge of the existence of such agreement, nor shall it be required to determine the amount or validity of any claim, statement or allegation, nor shall it be responsible for the sufficiency of any agreement or the payment of any claim.

v.  Escrow Agent shall have no liability whatsoever arising out of or in connection with its activities as Escrow Agent, other than for its gross negligence or willful misconduct.  Seller and Purchaser, jointly and severally, shall indemnify and hold harmless the Escrow Agent from all claims, suits, actions, proceedings, obligations, liabilities, damages, losses, costs and expenses, including attorneys’ fees, which may be incurred by reason of its acting as Escrow Agent.
vi.  Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of a court in the county in which the Premises are located and shall give notice of such deposit to the Seller and Purchaser.  Upon such deposit or other disbursement in accordance with the terms of this paragraph 1.c., Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
vii.  The Escrow Agent’s service hereunder shall not disqualify the Escrow Agent from representing Seller in any matter, including matters arising out, in connection with or incident to this Agreement.
viii.  Paragraph 1.b and 1.c. shall survive cancellation, rescission or termination of this Agreement, and the delivery of the Deed.
d. Returned Contract Deposit Check.  In the event the Deposit check (or if more than one check is delivered, any one of the Deposit checks) is not paid by the bank upon which the check is drawn, for any reason whatsoever, then, in addition to any other remedies available to Seller, Seller shall have the right to cancel this Agreement ab initio.
e. Liquidated Damages.  In the event of Purchaser’s default hereunderthe Deposit shall be forfeited. The parties hereto acknowledge that damages to Seller in the event of a default by Purchaser are difficult to measure. Therefore, except with respect to those matters expressly provided to survive cancellation, termination or rescission of this Agreement or survive delivery of the Deed, the retention of the Deposit shall provide the sole and exclusive remedy of Seller and shall be considered liquidated and final damages.
f. Seller’s Limited Liability.  In the event of the default of Seller under this Agreement after all Seller contingencies have been satisfied or otherwise waived by Purchaser (other than a default of Seller under paragraphs 1.c (“Escrow Agent’s Responsibilities”) and 15 (“Brokers”)), Purchaser’s sole remedy shall be to (i) obtain and enforce a judgment of a court of competent jurisdiction against Seller mandating that Seller specifically perform its obligations under this Agreement, or (ii) cancel this Agreement, whereupon the Deposit shall be paid over to Purchaser and Seller shall reimburse to Purchaser (A) the lesser of Purchaser’s net cost of title examination charged to Purchaser by the Title Insurance Company (defined below), and $750.00, and (B) the lesser of the amount incurred by Purchaser for the preparation of a survey of the Premises and 1,500.00;  and (C) the lesser of the amount of the attorney’s fee incurred by Purchaser or $5,000.00 (the foregoing amounts on account of title examination and survey expense may be referred to herein as the “Cancellation Charge”); and there shall be no further liability on the part of Seller or Purchaser except with respect to those matters expressly provided to survive cancellation, rescission or termination of this Agreement.  In no event shall Seller, or any affiliate, officer, director, shareholder, member, partner, agent, employee, representative, attorney or accountant of Seller, have or be subject to any personal liability on account of or resulting from such default or claim, including direct, indirect, general, special, compensatory, consequential, remote, punitive, foreseeable or unforeseeable damages, loss of profits or loss of benefit of bargain nor shall any monetary judgment be entered against any of them.  This paragraph shall survive cancellation, rescission or termination of this Agreement, and the delivery of the Deed.

2. Closing.
a. Date and Location.  Closing shall take place at the office of Blustein, Shapiro, Frank & Barone, LLP, 10 Matthews Street, Goshen, NY 10924 or pursuant to a correspondence type (“mail-away”) escrow closing at 10:00 a.m. or at the offices of the Seller within Orange County, NY on or about April 23, 2025 (“Closing Date”).
b.  “Closing” shall mean the settlement of the obligations of Seller and Purchaser to each other under this Agreement intended to occur simultaneously with the delivery of the Deed and other required documents hereunder, including the payment of the Purchase Price to Seller.
c. Payment of the Balance and Delivery of the Deed and Related Documents.  At Closing, Purchaser shall pay to Seller the Balance, and Seller shall execute, acknowledge and deliver a bargain and sale deed with covenant against grantor’s acts (the “Deed”) which shall contain a covenant and restriction against using the Premises for a financial institution as provided for in Article 3(a)(xiii), as well as any and all required transfer documents in proper statutory form for recording so as to convey to Purchaser the fee simple of the Premises, free of all encumbrances, except as herein stated, and which shall contain the covenant required by subdivision 5 of Section 13 of the Lien Law.  Purchaser shall cause the Deed to be recorded and the real property transfer tax return (described below) to be filed therewith and the payment of such taxes (described below) timely remitted to the appropriate officer promptly after Closing.
d. Post Occupancy Agreement.  The Seller shall have the option to continue to occupy the Property located at 33 Trust Way being Lot#1 on the filed map for up until December 31, 2026 at the monthly base rent of $10,000/month or any per diem portion thereof.  Seller may terminate its occupancy upon thirty (30) days prior written notice to Purchaser.  During Seller’s occupancy, they shall pay monthly 1/12 of all real estate taxes on Lot#1 on the filed map (subject to final adjustment upon Seller vacating the Property, pay all utilities, costs to maintain, but not replace the Property, including landscaping and snow removal, and maintain general liability insurance in connection with the Property.  Seller shall have no occupancy rights or obligations to Purchaser on Lot #2 on the filed map.  The parties shall execute a Post-Closing Occupancy Agreement substantially in the form annexed hereto as Exhibit A.
e. Apportionment.  At Closing, Seller and Purchaser shall adjust, apportion and pay the following as of the Closing Date:

i.  Real property taxes and assessments, including school and other special district levies, water and sewer, if any, on the basis of the lien year for which assessed.  If, on or after the date of this Agreement, any assessments for public improvements or any installments thereof become liens or charges on the Premises, then Purchaser shall be responsible for, and shall pay, such assessments or installments at or after Closing.  If the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be made upon the basis of the tax rate for the immediately preceding year.

ii.  Water, sewer and other utility charges, if any, paid or payable by Seller, based upon the latest bills therefor.  Seller shall order and a final water/sewer meter reading dated within seven (7) days of the Closing or in lieu thereof provide an affidavit and/or indemnity agreement reasonably acceptable to Purchaser and its title company to allow them to omit from their title policy.

f. Transfer Taxes and Returns.  At Closing, Seller shall deliver to the Title Insurance Company bank or attorney trust account checks in the amount of the applicable transfer and/or recording taxes payable by reason of the delivery or recording of the Deed(s) pursuant to Article 31 of the Tax Law, together with any required tax returns; Seller and Purchaser shall duly and timely complete the tax returns.  At Seller’ option, Purchaser shall deliver to the Title Insurance Company the amount of such taxes and receive a credit against the Purchase Price for such amount.
g. Acceptance.  The acceptance of a Deed by Purchaser shall be deemed to be in full performance and discharge of every agreement and obligation on the part of Seller to be performed with respect to the Premises conveyed pursuant to the provisions of this Agreement, excepting only those specifically stated to survive delivery of the Deed.
3. Title.
a. Liens, Encumbrances, Etc.  The Premises shall be conveyed subject only to the following (“Permitted Exceptions”):
i.  Laws, regulations, ordinances, codes, restrictions and resolutions (including those relating to zoning, planning, building, health and environmental matters) currently in effect as of the date hereof and affecting the use, occupancy, operation, maintenance or improvement of the Premises imposed by any village, town, city, municipal, county, state or federal government, agency, department, board, division or instrumentality provided they do not prohibit the continued use of the Premises for its present use or development of the Premises on Lot #2 on the filed map for retail use.
ii.  Covenants, restrictions, reservations, agreements, conditions, consents, easements, offers of dedication, maps, documents and other instruments currently of record as of the date hereof, provided they do not materially impact the continued use of the Premises for its present use or development of the Premises on Lot #2 on the filed map for retail use.
iii.  Rights and easements presently of record, if any, relating to the construction, operation and maintenance, in connection with or by any utility company, of wires, poles, pipes, conduits, cables and other utility facilities, on, in, under, or across the Premises provided they do not materially interfere with the current use of the Premises or substantially reduce the useable area of the Premises;

iv.  Minor variations between the description herein and the tax map description that don’t render title uninsurable;
v.  Assessments for public improvements or any installments thereof that are not due and payable at the date hereof or at any time prior to closing and which are apportioned for at the time of closing;
vi.  Liens of taxes, charges, and assessments, general or special, and installments thereof, which are not due and payable by the Closing Date, which are apportioned hereunder at the time of closing, or which are provided for in the immediately preceding paragraph;
vii.  Post-Occupancy right of Seller, as applicable;
viii.  Consents presently of record for the erection of any structures on, under or above any streets on which the Premises abut;
ix.  Minor encroachments of stoops, areas, steps, trim and cornices, if any, upon any street or highway;
x.  Any state of facts an inspection or accurate survey of the Premises may reveal provided the same do not disclose any condition that would otherwise render title uninsurable at regular rates;
xi.  Mechanic’s liens created by or as a result of acts or omissions of Purchaser, its agents, servants or employees;
xii.  Any other title defects to which Purchaser accepts pursuant to paragraph 3.c below;
xiii.  The Deed to be delivered at Closing will contain a covenant and restriction running with the land that the Premises may not be used as a financial institution (except for Seller’s post occupancy rights) for a period of ten (10) years from the date of Closing which will bind the Purchaser, its successors and/or assigns.
b. Title Reports.  On or before twenty-one (21) days from the date of this Agreement, Purchaser shall notify the attorneys for Seller in writing in what respects, if any, Purchaser objects to the state of Seller’ title other than Permitted Exceptions (“Title Objections”) and deliver together therewith a copy of the Title Insurance Company’s title report.  If further reports from the Title Insurance Company indicate additional objections to the state of Seller’ title other than Permitted Exceptions, then, within seven (7) days after the issuance of such further reports, Purchaser shall notify the attorney for Seller in writing of such additional objections other than Permitted Exceptions (also, “Title Objections”) and deliver to Seller’ attorneys copies of such further reports.

c. Removal or Acceptance of Purchaser’s Title Objections.  If Purchaser notifies Seller’ attorneys of Title Objections, then Seller shall have thirty (30) days after its receipt of Purchaser’s notice of the respective Title Objections (the “Cure Period”) in which to agree to correct, remove or arrange with the Title Insurance Company for the removal, prior to, at or after Closing, of such Title Objections or to advise Purchaser which Title Objections it will not cure, in which case the Purchaser shall either agree to accept title to the Premises subject to such Title Objections Seller chooses not to cure, without any reduction in, or credit against, the Purchase Price or other liability, unless within ten (10) days from Seller’s notice of Title Objections it will not cure, or Purchaser delivers notice to Seller of Purchaser’s election to decline to accept title to the Premises subject to such objection and to terminate this Agreement whereupon the Deposit shall be refunded to Purchaser, and this Agreement shall become null and void and of no further force and effect and neither Seller or Purchaser shall have further obligations hereunder except with respect to those matters expressly stated to survive the cancellation, termination or rescission of this Agreement.  Seller shall not be obligated to spend more than the estimated sum of $5,000.00 to correct any noticed Title Objections.
d. Similar Names.  If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same or similar to that of Seller, Seller will, on request, deliver to Purchaser and the Title Insurance Company an affidavit showing that such judgments, bankruptcies or other returns are not against Seller.
e. Corporate Seller.  Seller shall deliver to Purchaser at Closing (i) a resolution authorizing the sale and delivery of the Deed, in form reasonably satisfactory to the Title Company.
f. Insurable Title.  Seller shall give and Purchaser shall accept title such as Hardenburgh Abstract shall be willing to approve and insure in accordance with their standard form of title policy at standard New York rates, subject to the matters provided for in this Agreement, at standard rates and premiums.  Seller advises that Hardenburgh Abstract insured Seller when they purchased the Premises and encourages Purchaser to use them to insure the transaction contemplated herein.
g. Payment of Liens.  If, at Closing, there may be any liens or encumbrances on the Premises which Seller are obligated to pay and discharge, Seller may use any portion of the Balance to satisfy same, provided Seller shall simultaneously either (i) deliver to the Title Insurance Company at Closing instruments in recordable form sufficient to satisfy such liens and encumbrances of record, together with the cost of recording or filing said instruments, (ii) deposit with the Title Insurance Company sufficient monies to insure obtaining and recording of such satisfactions, or (iii) deliver to the Title Insurance Company such commitments and documents as the Title Insurance Company may require to omit such liens and encumbrances as an exception to Purchaser’s title in the title insurance policy issued to Purchaser, if any; in such event the existence of such liens and encumbrances shall not be deemed objections to title.
h. Inability To Convey.  Seller shall not be required to institute, continue or defend any action or proceeding or incur any expenses, to render title to the Premises marketable or insurable in accordance with, or to otherwise comply with, this Agreement. If for any reason whatsoever, Seller is unable or shall fail to deliver to Purchaser title to the Premises in accordance with the provisions of this Agreement, then the sole liability of Seller shall be to rescind this Agreement by notice to that effect, return to Purchaser the Deposit and reimburse to Purchaser the Cancellation Charge, and all further liability on the part of Seller shall cease and terminate and this Agreement shall be null and void and of no further force or effect except with respect to those matters expressly stated to survive cancellation, termination or rescission of this Agreement, subject, however, to the right of Purchaser to elect to accept such title as Seller may convey by notice to Seller delivered within five (5) days after Seller’s notice of rescission of this Agreement, provided there shall be no reduction of the Purchase Price or other payments due hereunder and there shall be no liability on the part of Seller by reason of such title defects or other conditions.  If a mortgage or security interest created by or at the request of Seller after the date of this Agreement and prior to Closing shall encumber the Premises, Seller shall cause such mortgage or security interest to be removed at or prior to Closing, subject to the provisions of this Agreement.

i. No Admissions.  Any attempt by Seller to cure any title objection or to otherwise comply with this Agreement shall not be construed as an admission by Seller that such title objection claim or failure to comply with this Agreement is one which would provide Purchaser the right to cancel this Agreement, declare Seller in default of this Agreement or constitute Seller’s breach of this Agreement.
j. Incorporation In Deed.  The provisions of the Deed may, but need not recite each of the instruments, covenants, agreements and other encumbrances to which the Premises may be conveyed subject.  Nevertheless each of such instruments, covenants, agreements and other encumbrances shall be deemed incorporated in the Deed pursuant hereto as fully as if set forth therein at length.  The provisions of this paragraph shall survive delivery of the Deed.
4.  Seller’s Representations and Covenants.
(i) As an inducement to the Purchaser to enter into this Agreement and consummate the transaction contemplated thereby, Seller represents and warrants to the best of Seller’s knowledge as follows:
a.  Authority.  The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms.
b.  Sole Owner. Seller is a validly existing New York State banking corporation and is or will be at Closing in good standing in accordance with the laws of the State of New York and is the sole legal owner of the Property in fee simple and neither the Property nor any portion thereof is subject to any option, right of first refusal or agreement of sale;
c.  No Consents.  No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required that has not been, or by Closing, shall not be, obtained and neither the entering into of this Agreement, the consummation of the sale, nor the conveyance of the Property to Purchaser, has or will constitute a violation or breach of any of the terms of any contract or other instrument to which Seller is a party or to which Seller is bound nor a violation of any law, order or regulation of any governmental authority having jurisdiction; and

d.  Foreign Person.  Seller is not subject to withholding tax as Seller is not a “Foreign Person” as defined in §1445 (f)(3) of the Internal Revenue Code; and
e.  Environmental. To the best of Seller’s knowledge, since they have owned the Property it has not been used for the manufacture, disposal, refinancing, transportation, treatment or storage of any toxic or hazardous substance which would pollute or deleteriously affect the environment.  To the best of Seller's knowledge, there are no active underground fuel tanks on the Property.
f.  Seller has no actual knowledge of and has not received any oral or written notice of any condemnation or eminent domain proceeding pending or threatened as to the Premises.

g.  To the Seller's knowledge, no assessments or charges for any public improvements have been made against the Premises which remain unpaid.

h.  There are no judicial, administrative, mediation or arbitration actions, suits or proceedings pending or, to Seller’s actual knowledge, threatened against or affecting the Premises.

            i.  There are no tax appeals pending concerning the Premises and Seller will not file a tax appeal without Purchaser's prior written consent, not to be unreasonably withheld.

5. Service Contracts.  Between the date hereof and the earlier of Closing or cancellation, termination or recession of this Agreement, Seller shall not enter into, or modify or amend, any service, maintenance or supply contracts for the Premises (“Service Contracts”) except in the ordinary course of business as heretofore conducted. Seller represents that there are no outstanding service contracts with any contractors for the plumbing, heating, electrical or maintenance that would survive delivery of possession of Lot # 1 to Purchaser.
6.  Purchaser’s Representations.  As an inducement to Seller to enter into this Agreement and consummate the transaction contemplated thereby, Purchaser represents and warrants as follows:
a. The execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms.
b. No consent of any creditor, investor, judicial or administrative body, governmental authority, or other governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required that has not, or by Closing, shall not be obtained.

7. Condition of Premises.  Seller, nor any person on Seller’ behalf, has not made and does not make any promises, representations or warranties, express or implied, oral or written, as to the condition of or any other matter affecting the Premises, including its physical condition, surface and subsurface conditions, planning matters, zoning matters, building matters, composition, fitness for purpose or use, income, rents, expenses, operations, taxes, water, sewer, sewer charges, or the amounts thereof or any other matters.  The Premises shall be conveyed, and Purchaser shall take title to and possession of the Premises AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (ALL OF WHICH SELLER DISCLAIMS), INCLUDING AS TO QUALITY, LAYOUT, AREA/FOOTAGE, PHYSICAL CONDITION, OPERATION, COMPLIANCE WITH SPECIFICATIONS, ABSENCE OF LATENT DEFECTS, COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING THOSE RELATING TO HEALTH, SAFETY OR THE ENVIRONMENT), FITNESS FOR ANY PARTICULAR USE OR MERCHANTABILITY, OR ANY OTHER MATTER WHATSOEVER AFFECTING OR RELATING TO THE PREMISES; WITHOUT LIMITING THE FOREGOING, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PREMISES OR ANY ADJACENT REAL PROPERTY OR THE COMPLIANCE OR NON-COMPLIANCE OF THE PREMISES WITH THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE RESOURCE CONSERVATION RECOVERY ACT OR ANY OTHER FEDERAL, STATE OR LOCAL STATUTE, LAW, ORDINANCE , CODE, RULE OR REGULATION RELATING TO OR IMPOSING OBLIGATIONS, LIABILITY OR STANDARDS OF CONDUCT CONCERNING ANY HAZARDOUS MATERIALS, INCLUDING THE PRESENCE, USE, TRANSPORTATION, STORAGE, DISPOSAL, TREATMENT OR REMEDIATION THEREOF.  Upon Closing, Purchaser shall be deemed to have waived, released and discharged any claims it has, might have or may have against Seller, or any of Seller’ affiliates, officers, directors, shareholders, members, partners, agents, employees, representatives, attorneys and accountants, or any of Seller’ lenders having a lien on the Premises, with respect to the condition of the Premises, either patent or latent, its ability or inability to obtain or maintain building permits, temporary or final certificates of occupancy or other licenses for the use or operation of the Premises, and/or certificates of compliance for the Premises, the actual or potential income or profits to be derived from the Premises, the real estate taxes or assessment now or hereafter payable thereon, the Premises’ compliance with any and all federal, state and local laws, ordinances, rules and regulations, including the federal Americans with Disabilities Act (“ADA”) or any state or local accessibility standards, or with any environmental protection, pollution, subdivision or land use laws, rules, regulations or requirements, and any other state of facts which may exist with respect to the Premises.  The provisions of this paragraph shall survive delivery of the Deed.

8. Violations.  If there are any notes or notices of violations against the Premises at the date of closing, Seller shall only be obligated to expend a maximum of $10,000.00 (“Violation Cap Cost”) to remove said violations.  If Seller’ estimate of the cost of removing such violations exceeds the sum of $10,000.00, subject to Purchaser’s right to accept title to the Premises with such violations outstanding and without any reduction of the Purchase Price in excess of the Violation Cap Cost or any liability on the part of Seller by notice to that effect provided within two (2) days after Seller’s notice of its election not to remove such note or notice of violation, Seller may rescind this Agreement whereupon the Deposit shall be refunded to Purchaser and Seller shall reimburse to Purchaser the Cancellation Charge, and all further liability on the part of Seller shall cease and terminate and this Agreement shall be null and void and of no further force or effect except with respect to those matters expressly stated to survive cancellation, termination or rescission of this Agreement.

9. Fixtures, Equipment and Personal Property.  The sale herein also includes all fixtures and equipment attached or appurtenant to the Premises that are owned by Seller, including all plumbing, heating, ventilating, air conditioning and electrical systems; the foregoing may be referred to collectively as the “Fixtures.”  No portion of the Purchase Price shall be deemed allocated to the Fixtures.  At the Closing and delivery of possession, the foregoing items included in this sale shall be conveyed to Purchaser free of all liens and security interests, and in their then existing condition and state of repair.
10. Casualty Loss To The Premises.
a. The provisions of the New York Uniform Vender and Purchaser Risk Act (General Obligations Law Sec. 5-1311) (the “Risk Act”) shall apply to any fire or other casualty occurring at the Premises between the date hereof and Closing, subject to the following.
b. For purposes of this Agreement, a “material part” (as such term is utilized in the Risk Act) of the Premises shall be deemed to have been destroyed by such casualty if the cost of repairing the improvements upon the Premises as result of such casualty shall exceed $50,000.00, as determined by Seller’s insurance company.
c. If a “material part” of the Premises shall have been destroyed by such casualty, then Purchaser shall have the right to complete the sale herein without any abatement of the Purchase Price, but, upon Closing, Seller shall assign to Purchaser all its rights and claims under all fire and casualty insurance policies on the Premises and other property to be sold hereunder held by it with respect to such damage and shall deliver to Purchaser any amounts received by it from such fire or casualty insurance policies on account of such destruction.  Purchaser shall notify Seller of its election to complete the sale herein following the destruction of a “material part” of the Premises within ten (10) days after notice to Purchaser of the occurrence of such event, the time of such election being of the essence of this Agreement; in the event of the failure of Purchaser to timely make such election, Purchaser shall be deemed to have elected not to enforce this Agreement and to recover the Contract Deposit in accordance with the Risk Act.
11. Condemnation.  Seller warrants and represents that no condemnation or eminent domain proceedings are pending against the Premises or any part thereof and, to the best of Seller’s knowledge, no such proceedings are contemplated or threatened. If, at any time prior to Closing, all or any material part of the Premises that would adversely impact access to the building located on the Premises shall be taken in the exercise of the power of eminent domain by any governmental or quasi-governmental authority, or shall be the subject of a pending condemnation proceeding or taking by eminent domain, then Seller shall notify Purchaser thereof promptly upon obtaining such knowledge, and Purchaser shall have the option either:

a. to accept title to the Premises without any abatement to or reduction of the Purchase Price, in which event Seller shall assign to Purchaser at Closing, and Purchaser shall be entitled to assert, any and all claims Seller may possess to condemnation awards and all causes of action with respect to condemnation proceedings or taking affecting the Premises, and Seller shall pay to Purchaser an amount equal to all payments theretofore made to Seller with respect to such condemnation or taking; or
b. to terminate this Agreement by notice to Seller to that effect within twenty (20) days after Purchaser first becomes aware of such pending or actual material condemnation or taking whereupon the Contract Deposit shall be refunded to Purchaser, and this Agreement shall become null and void and of no further force and effect and neither Seller or Purchaser shall have further obligations hereunder except with respect to those matters expressly stated to survive the cancellation, termination or rescission of this Agreement.
12. Tax Protests.  There are no current tax certiorari proceedings pending for the Premises and Seller shall not commence to file any real estate tax grievances, actions and proceedings with respect to the Premises for any or all tax years prior to or including the Closing Date.
13. FIRPTA.  Seller represents and warrants to Purchaser that Seller is not, and has not been, a “foreign person” or a “United States real property corporation”, as such terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”).  If required pursuant to applicable regulations promulgated under the Code, and requested prior to Closing, Seller shall furnish Purchaser with affidavit to that effect and Purchaser may furnish a copy of the affidavit to the Internal Revenue Service or other agency designated for receipt of such affidavit.
14. Seller or Purchaser’s Exchange.  Either party reserves the right to include this transaction as part of an IRC, Section 1031 tax deferred exchange for the benefit of such party, at no cost, expense or liability to the other party. The party who is accommodating the exchange further agrees to execute any and all documents (subject to the reasonable approval of Purchaser’s counsel) as are reasonably necessary in connection therewith.  The requesting party agrees to indemnify and hold the other party free and harmless from any cost, expense or liability, including attorney’s fees resulting from Purchaser’s participation in such exchange. Notwithstanding the foregoing, both parties agree that such exchange shall not delay the Closing.
15. Brokers.
a. Seller’s and Purchaser’s Representation.  Seller and Purchaser each represent and warrant to the other that it has not dealt with any real estate broker in connection with this sale other than KELLER WILLIAMS HUDSON VALLEY UNITED and KELLER WILLIAMS REALTY FIRST IN NEW YORK and that Seller shall pay the commission earned at Closing pursuant to separate agreement.
b. Indemnity.  In the event any claim is made for brokerage commissions or finder’s fees by any broker as a result of acts or actions of Purchaser or Seller, with respect to the sale and purchase of the Premises hereunder, then each party does hereby agree to indemnify, defend and to hold the other party harmless from and against any and all such claims, damages, liabilities, loss, costs and expense (including reasonable attorneys' fees and disbursements) in connection therewith.

c. Survival.  The provisions of this paragraph 15 shall survive the cancellation, termination or rescission of this Agreement and the delivery of the Deed(s).
16. Definitions and Interpretations.  The following words and terms as used herein shall have the following meanings unless the context or use indicates another or different meaning or intent:
a. “Affiliate” shall mean any person in common control with, in control of or controlled by another person, a spouse, descendent, ancestor of such other person or spouse of such other person, or any “related person” (as defined in the Internal Revenue Code of 1986, as amended) of any of the foregoing.
b. “Business Day” shall mean any day except a Saturday, Sunday, Jewish holiday or other day on which banks or savings and loan associations in New York State are obligated or authorized by law to close.
c. The terms “hereby”, “hereof”, “herein”, “hereunder”, and any similar terms as used in this Agreement refer to this Agreement, and the term “heretofore” shall mean before, and the term “hereafter” shall mean after, the date of this Agreement.
d. “Include,” “including” and “included” are deemed to be followed by the words “without limitation.”
e. The words importing persons shall include natural persons, sole proprietorships, firms, associations, partnerships (including limited partnerships), limited liability companies, joint ventures, trusts, associations, corporations and other legal entities or government (whether Federal, state, county, city, municipal, town, village or otherwise, including any instrumentality, division, agency, body or department thereof).
f. The word “shall” is mandatory; the word “may” is permissive.
g. “Title Insurance Company” shall mean any reputable title insurance company authorized to be business in the State of New York.  The Title Insurance Company shall be chosen by Purchaser.
h. Any reference in this Agreement, by name or number, to a government department, agency, statute, regulation, program, or form, shall include any successor or similar department, agency, statute, regulation, program or form.
i. Whenever used herein, words importing the singular shall include the plural, and vice versa, and words importing the masculine shall include the feminine, and vice versa, unless the context requires otherwise.

17. Assignment.
a. This Agreement shall not be assigned by Purchaser without Seller’s written consent, which consent may be withheld at Seller’s sole discretion it being agreed that a material inducement for Seller to enter into this transaction is because of the relationship with Purchaser.  Any purported assignment in contravention of the foregoing shall be without force or effect.
b. Any assignment to which Seller shall give its written consent shall include an assumption by the assignee of all the terms, conditions and covenants of this Agreement.
c. Any assignment with the consent of Seller, shall not relieve Purchaser of the obligations to Seller under this Agreement.
18. Successors and Assigns.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
19. Notices. All notices and other communications required or permitted to be given by this Agreement shall be in writing, and shall be deemed to have been given on the date of delivery if personally served on the party to whom notice is to be given; or on the next Business Day, if sent prepaid to the party to whom notice is to be given, by overnight mail or nationally recognized overnight courier, providing evidence of receipt and properly addressed; or on the third day after mailing if mailed to the party to whom notice shall be given by First Class, Certified mail, postage prepaid and properly addressed to the following:

If to Seller:	Orange Bank & Trust Company 212 Dolson Avenue Middletown , NY 10940 Attn: Michael Lesler, EVP and CFO

with a copy to:	Blustein, Shapiro, Frank & Barone, LLP 10 Matthews Street Goshen, NY 10924 Attn: Michael S. Blustein, Esq.

If to Purchaser:	JRTN Properties LLC 8 Parsons Way Slate Hill, NY 10973 Attn: Jatinder P. Singh

with a copy to:	Bradford J. Harris, Esq. 242 E. Broadway Monticello, NY 12701

If to Escrow Agent:	Blustein, Shapiro, Frank & Barone, LLP 10 Matthews Street Goshen, NY 10924 Attn: Michael S. Blustein, Esq.

a. The parties hereby appoint their respective counsel for the purpose of extending in writing any time periods provided in this Agreement.
20. Expenses.  Except as expressly provided herein, Seller and Purchaser shall each bear their respective costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
21. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral or written.  This Agreement may not be amended, modified, or terminated except in writing signed by the party to be charged thereby.
22. Survival of Representations and Warranties.  Except as expressly provided herein, the representations, warranties, agreements and covenants contained in this Agreement or in any other documents delivered in accordance with or by virtue of this Agreement shall not survive Closing, delivery of the Deed, or cancellation, termination or rescission of this Agreement.
23. Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws. Unless otherwise agreed to by the parties, any action or proceeding arising under or in connection with this Agreement shall be commenced and maintained in the County of Orange, State of New York, and each of the parties hereto hereby consent to the jurisdiction of the Courts of the State of New York located within the said County of Orange and WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY MATTER.
24. Waivers.  All or any part of any provision of this Agreement may be waived in writing by the party to be charged thereby.  The failure to insist upon the strict performance of all or any part of any provision hereof, or to seek remedies for a default or breach in connection therewith, shall not be construed as a waiver or impair any right or power, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  The waiver of all or any part of any provision shall not affect or alter this Agreement or all or any part of any other provision hereof, nor shall it render unnecessary consent to, or approval of, any subsequent similar act.
25. Cumulative Remedies.  Except as expressly provided herein, no remedy conferred herein, or provided at law or in equity, is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under or in connection with this Agreement or now or hereafter existing at law or in equity.
26. Third Party Beneficiaries.  Except as expressly provided herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.
27. Submission.  The submission of this Agreement to Purchaser or its agents shall not, in any manner, obligate Seller.  This Agreement shall not bind Seller or Purchaser until executed by Seller and Purchaser and at least one fully executed counterpart original of this Agreement has been delivered to Seller’s and Purchaser’s attorney.

28. Draftsmanship.  Each of the parties has contributed to the preparation of this Agreement and no party shall be considered the draftsman hereof for purposes of construction of its terms or drawing inferences in favor or against any party.
29. Captions and Organization.  The captions of this Agreement and the organization of this provisions of this Agreement are for convenience and reference only and do not affect the construction of, or limit the scope or interpretation of, this Agreement or any provisions hereof.
30. Recordation.  This Agreement shall not be recorded.  Recording of this Agreement by Purchaser shall be a material default hereunder.
31. Counterpart Execution.  This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same document.  Electronic and/or telefacsimile signatures shall be valid and binding as originals.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.
SELLER:	ORANGE BANK & TRUST COMPANY

By: /s/ Michael Lesler
Michael Lesler
Executive Vice President and Chief Financial Officer

PURCHASER:	JRTN PROPERTIES LLC

By: /s/ Jatinder P. Singh
Jatinder P. Singh, Member

Receipt of the Contract Deposit, by check subject to collection/wire, is hereby acknowledged.  The undersigned agrees to act as Escrow Agent pursuant to the provisions of paragraphs 1.b and 1.c hereof.

Blustein, Shapiro, Frank & Barone LLP

By:    /s/ William A. Frank, Esq.
William A. Frank, Esq.